Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS OCTOBER SAME STORE SALES GAIN OF 4%,
RAISES THIRD QUARTER EPS ESTIMATE

     Pleasanton, California, November 4, 2010 -- Ross Stores, Inc. (ROST) today reported that sales for the four weeks ended October 30, 2010 increased 8% to $600 million from $557 million for the four weeks ended October 31, 2009. Same store sales for the month rose 4% on top of a 9% gain in the prior year.

     For the quarter ended October 30, 2010, sales were $1.874 billion, a 7% increase over the $1.744 billion in sales for the quarter ended October 31, 2009. Comparable store sales for the third quarter were up 3% on top of an 8% increase last year.

     For the nine months ended October 30, 2010, sales totaled $5.721 billion, up 10% over the $5.204 billion in sales for the nine months ended October 31, 2009. Comparable store sales for the nine months ended October 30, 2010 increased 6% on top of a 5% gain in 2009.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with October same store sales that were ahead of our forecast of flat to up 1%. As weather turned cooler in many of our core markets, we saw increased traffic to our stores. Dresses and Home remained our top-performing merchandise categories for the month, while Florida was the strongest market.”

     Mr. Balmuth continued, “Based on better-than-expected sales and margins in October, we now estimate earnings per share for the 13 weeks ended October 30, 2010 will increase 20% to 21%, to $1.01 to $1.02, from last year’s $.84 per share.”

     The Company will provide detailed sales and earnings guidance for the fourth quarter ending January 29, 2011 with its third quarter earnings release and conference call on Thursday, November 18th.

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN #53158826, from 8:30 a.m. Eastern time on November 4, 2010 through 8:00 p.m. Eastern time on November 5, 2010. A transcript of these comments will also be available in the Investors section of the Company’s website at www.rossstores.com.

     The Company expects to report November 2010 sales results on Thursday, December 2nd.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the third quarter ended October 30, 2010 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Form 10-Qs and 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of October 30, 2010 the Company operated 990 Ross Dress for Less® (“Ross”) stores and 67 dd’s DISCOUNTS® locations, compared to 955 Ross and 53 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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